Exhibit 4.6

EXECUTION VERSION

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 22, 2018, is entered into by and among Vistra Energy Corp., a Delaware corporation and successor by merger to Dynegy Inc. (the “Company”), and Wilmington Trust, National Association, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as supplemented, the “Indenture”), dated as of October 11, 2016, among the Company, the Subsidiary Guarantors party thereto and the Trustee, providing for the original issuance of an aggregate principal amount of $750,000,000 of 8.000% Senior Notes due 2025 and, subject to the terms of the Indenture, future unlimited issuances of 8.000% Senior Notes due 2025 (collectively, the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, certain provisions of the Indenture may be amended with the consent of the Holders of at least a majority in principal aggregate amount of the Notes then outstanding;

WHEREAS, on August 7, 2018, the Company launched a tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation”) with regard to the Notes pursuant to an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”), seeking, inter alia, the consent of the Holders to effect the 2025 Notes Indenture Proposed Amendments (as defined in the Offer to Purchase);

WHEREAS, on August 20, 2018, Global Bondholder Services Corporation, the tender and information agent with regard to the Tender Offer and the Consent Solicitation (“GBSC”), certified to the Company (the “Information Agent Certificate”) the receipt of the consent of the Holders of a majority in principal aggregate amount of the Notes outstanding to the 2025 Notes Indenture Proposed Amendments, which consents have not been withdrawn;

WHEREAS, the Company desires and has requested the Trustee to join with the Company in entering into this Supplemental Indenture for the purpose of amending the Indenture as set out in the Offer to Purchase, as permitted by Sections 9.02 and 9.06 of the Indenture; and

WHEREAS, (1) the Company has received the consent of the Holders of a majority in principal aggregate amount of the outstanding Notes, all as certified by GBSC in the Information Agent Certificate, (2) the Company has delivered to the Trustee a resolution of the Board of Directors authorizing the execution and delivery of this Supplemental Indenture, (3) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officer’s Certificate and an Opinion of Counsel, in each case, relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (4) the Company has satisfied all other conditions required under Article 9 of the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, each party hereby agrees, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

1. Amendments. Subject to Section 2 of Article II, the Indenture is hereby amended as follows:

(a) The following sections of the Indenture are hereby deleted in their entirety (and all definitions related solely thereto in their entirety) and each of the following is hereby replaced with the text “[Intentionally Omitted]”, and any and all references to such sections and any and all obligations thereunder are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:

(i) Section 4.03, “Reports”;

(ii) Section 4.05, “Liens”;

(iii) Section 4.06, “Offer to Repurchase Upon Change of Control”;

(iv) Section 5.01, “Merger, Consolidation or Sale of Assets”; and

(v) Subsections (3), (4) and (5) of Section 6.01, “Events of Default”;

(b) Section 5.02 “Successor Corporation Substituted” is modified by deleting “in a transaction that is subject to, and that complies with the provisions of Section 5.01 hereof”;

(c) Sections 3.01 “Notices to Trustee” and 3.03 “Notice of Redemption” are modified by deleting “at least 30 days but not more than 60 days” and replacing the deleted language with the following: “at least three Business Days but not more than 60 days”;

(d) Section 3.02 “Selection of Notes to Be Redeemed” is modified by deleting “not less than 30 nor more than 60 days” and replacing the deleted language with the following: “not less than three Business Days nor more than 60 days”.

(e) Section 3.02 “Selection of Notes to Be Redeemed” is modified by deleting “at least 30 but not more than 60 days” and replacing the deleted language with the following: “at least three Business Days but not more than 60 days”;

(f) Subsections (a), (b) and (d) of Section 3.07 “Optional Redemption” is modified by deleting “not less than 30 nor more than 60 days’” and replacing the deleted language with the following: “not less than three Business Days’ nor more than 60 days’”.

2. Amendment to the Notes. The Notes include certain of the provisions to be deleted from or amended in the Indenture pursuant to the foregoing Section 1 of this Supplemental Indenture. Subject to Section 2 of Article 2, upon the execution of this Supplemental Indenture, such provisions as they appear in the Notes shall be deemed so deleted or amended, as applicable, without the necessity for any reissuance or exchange of such Notes or any other action on the part of the Holders of the Notes, the Company or the Trustee, so as to reflect this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

1. Capitalized Terms. Unless otherwise defined in this Supplemental Indenture, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, Article I of this Supplemental Indenture shall become operative only upon the acceptance for purchase by the Company of at least a majority in principal aggregate amount of the outstanding Notes pursuant to the Tender Offer (the time of such acceptance, the “Operative Time”). If the Company does not accept for purchase at least a majority in principal aggregate amount of the outstanding Notes pursuant to the Tender Offer, this Supplemental Indenture shall terminate without having given operation to Article I hereof and without the need for further action hereunder. The Company shall give written notice to the Trustee (a) promptly following the Operative Time, stating that it has accepted for purchase at least a majority in principal aggregate amount of the outstanding Notes pursuant to the Tender Offer and Article I of this Supplemental Indenture has become operative or (b) in the event that the

Operative Time does not occur on or prior to the Final Settlement Date (as defined in the Offer to Purchase), on or promptly following the Final Settlement Date, stating that the Operative Time will not occur and that the Supplemental Indenture has terminated without having given operation to Article I hereof and without the need for further action hereunder.

3. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4. Severability. In case any provision in this Supplemental Indenture, or in the Indenture, is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

8. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

VISTRA ENERGY CORP., as the Company

By:	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Senior Vice President and Treasurer

[Signature Page to 2025 Notes Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Shawn Goffinet
	Name:	Shawn Goffinet
	Title:	Assistant Vice President

[Signature Page to 2025 Notes Supplemental Indenture]